                                                                  EXHIBIT (6)(a)

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CONTINENTAL ASSURANCE COMPANY                                                CNA
                                                                            Logo
---------------------------------------------------------
CNA Plaza                        A Stock Company
Chicago, Illinois 60685
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                                   AMENDMENT

The policy to which this amendment is attached is amended as stated below.

1. The provision titled "Effective Annuity Date" is deleted and replaced by the following provision:

     Effective Annuity Date -- The date of the first payment of an Annuity benefit for a Participant. This will be the first day of the month designated in advance by the Participant in writing. However, the date shall not be earlier or later than the date required for annuity contracts subject to Section 403(b) of the Internal Revenue Code.

2. The provision titled "Withdrawals" is amended by including the following sentence:

     However, effective January 1, 1989, no amount attributable to a salary reduction agreement will be paid to the Participant under this provision before the Participant attains age 59 1/2, except to the extent permitted for annuity contracts subject to Section 403(b) of the Internal Revenue Code.

This amendment takes effect as of the policy Effective Date and terminates concurrently with the policy to which it is attached. It is subject to all the exceptions, limitations and provisions of the policy.

Signed for the Continental Assurance Company at its Home Office, CNA Plaza, Chicago, Illinois 60685.


                                           /s/ E. J. NOHA
                                           ----------------------------
                                           Chairman of the Board

                                [CNA LETTERHEAD]
_____________________________________________________________________________

August 31, 1983

Dear Contractholder:

The United States Supreme Court recently rendered a decision that could have a significant impact on your pension or profit sharing plan.

In the case of ARIZONA GOVERNING COMMITTEE FOR TAX DEFERRED COMPENSATION PLANS
v. NORRIS, the Supreme Court ruled that Title VII of the Civil Rights Act of 1964 prohibits an employer from offering employees the option of receiving retirement benefits in a form which results in unequal payments for men and women. The Supreme Court also held that the employer cannot provide these benefits even if it utilizes an insurance company which uses sex-based mortality tables. Additionally, the Court held that benefits derived from contributions collected after AUGUST 1, 1983, must be calculated without regard to the sex of the employee.

These rulings, as they relate to the Civil Rights Act of 1964, affect employers with fifteen or more employees. However, several individual states have adopted their own Fair Employment Practices Act that apply to smaller groups of employees. We suggest that you consult your attorney regarding the effect of this decision upon your plan.

CNA's current pension and profit sharing contracts contain guaranteed annuity rates based on sex-distinct mortality tables. Enclosed is a Rider to your contract that provides you with the option to elect the use of unisex annuity rates for all or any portion of an annuity purchased under your contract. If, in the future, our current unisex rates are lower than the guaranteed rates, they will, of course, be used for the purposes of quoting and purchasing annuities.

If you have any questions, please feel free to call or write.

Sincerely,



/s/ SEYMOUR ADAMS
-------------------------------------
Seymour Adams, Supervisor
Individual Funds
Customer Service -- 28 South
(312) 822-6597

[CNA LETTERHEAD]
______________________________________________________________________________

                       Unisex Annuity Purchase Rate Rider

RIDER TO BE ATTACHED TO AND BECOME A PART OF GROUP POLICY GP-
ISSUED BY THE CONTINENTAL ASSURANCE COMPANY (herein called the Company).

Unisex Annuity Purchase Rate Table 1 is hereby added to the Contract. It does not replace or modify any existing Contract provision. Upon written notice from the Contractholder for each annuity purchased under the Contract this table will be used in lieu of and subject to the same provisions as the other guaranteed annuity purchase rate table(s) and/or settlement options provided under the Contract.

The rates in Unisex Annuity Purchase Rate Table 1 may be changed by the Company at any time one year after the effective date of this rider by written notice to the Contractholder not less than sixty (60) days prior to the date of the change is to take effect. No revision will be made with respect to annuities in the course of payment.

This Rider shall become effective August 1, 1983.

In Witness Whereof, the undersigned have caused this Rider to be duly executed this 1st day of August, 1983.


                                          Continental Assurance Company


By: /s/ DAVID L. STONE                    By: /s/ LARRY BALLARD
    -----------------------------             --------------------------
    Assistant Secretary                       Senior Vice-President

                      UNISEX ANNUITY PURCHASE RATE TABLE 1

                    Initial Monthly Annuity Payment Provided
                            by Application of $1,000

               Life Annuity with          Life Annuity with
                   60 Monthly                120 Monthly
              Payments Guarantees        Payments Guaranteed      Life Annuity
  Age*
   55                $5.43                     $5.39                 $5.44
   56                 5.50                      5.46                  5.51
   57                 5.58                      5.54                  5.60
   58                 5.67                      5.62                  5.69
   59                 5.76                      5.71                  5.78
   60                 5.86                      5.80                  5.88
   61                 5.97                      5.89                  5.99
   62                 6.08                      5.99                  6.11
   63                 6.20                      6.10                  6.23
   64                 6.32                      6.22                  6.36
   65                 6.46                      6.34                  6.50
   66                 6.61                      6.46                  6.66
   67                 6.76                      6.60                  6.82
   68                 6.93                      6.74                  6.99
   69                 7.11                      6.89                  7.18
   70                 7.30                      7.04                  7.39
   71                 7.51                      7.21                  7.61
   72                 7.73                      7.38                  7.85
   73                 7.97                      7.56                  8.12
   74                 8.23                      7.74                  8.40
   75                 8.50                      7.93                  8.71

*Age of annuitant at the annuitant's birthday nearest the date as of which annuity payments begin.

                    Initial Monthly Annuity Payment Provided
                            by Application of $1,000

                        Joint and 50% Contingent Annuity

                             Contingent Annuity Age


 Primary
Annuitant
   Age*      55    56    57    58    59    60    61    62    63    64    65    66    67    68    69    70
---------  -----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----
   55      $5.18  5.19  5.20  5.22  5.23  5.24
   56       5.22  5.24  5.25  5.27  5.28  5.30  5.31
   57       5.27  5.29  5.31  5.32  5.34  5.35  5.37  5.38
   58       5.33  5.35  5.36  5.38  5.40  5.41  5.43  5.44  5.46
   59       5.38  5.40  5.42  5.44  5.46  5.47  5.49  5.51  5.53  5.54
   60       5.44  5.46  5.48  5.50  5.52  5.54  5.56  5.58  5.60  5.61  5.63
   61             5.52  5.54  5.56  5.58  5.61  5.63  5.65  5.67  5.69  5.71  5.73
   62                   5.61  5.63  5.65  5.68  5.70  5.72  5.74  5.77  5.79  5.81  5.83
   63                         5.70  5.72  5.75  5.77  5.80  5.82  5.85  5.87  5.89  5.92  5.94
   64                               5.80  5.82  5.85  5.88  5.90  5.93  5.96  5.98  6.01  6.03  6.05
   65                                     5.90  5.93  5.96  5.99  6.02  6.05  6.07  6.10  6.13  6.15  6.18
   66                                           6.01  6.05  6.08  6.11  6.14  6.17  6.20  6.23  6.26  6.29
   67                                                 6.13  6.17  6.20  6.24  6.27  6.30  6.34  6.37  6.40
   68                                                       6.26  6.30  6.34  6.37  6.41  6.35  6.48  6.52
   69                                                             6.40  6.44  6.48  6.52  6.56  6.60  6.64
   70                                                                   6.55  6.60  6.64  6.68  6.73  6.77

*Age of annuitant at the annuitant's birthday nearest the date as of which annuity payments begin.

                    Initial Monthly Annuity Payment Provided
                            by Application of $1,000

                       Joint and 100% Contingent Annuity

                             Contingent Annuity Age

 Primary
Annuitant
  Age*        55    56    57    58    59    60    61    62    63    64    65    66    67    68    69    70
---------   -----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----
  55        $4.94  4.96  4.99  5.01  5.04  5.06
  56         4.96  4.99  5.02  5.04  5.07  5.09  5.12
  57         4.99  5.02  5.04  5.07  5.10  5.13  5.16  5.18
  58         5.01  5.04  5.07  5.10  5.13  5.16  5.19  5.22  5.25
  59         5.04  5.07  5.10  5.13  5.17  5.20  5.23  5.26  5.29  5.32
  60         5.06  5.09  5.13  5.16  5.20  5.23  5.27  5.30  5.34  5.37  5.40
  61               5.12  5.16  5.19  5.23  5.27  5.31  5.34  5.38  5.42  5.45  5.48
  62                     5.18  5.22  5.26  5.30  5.34  5.38  5.42  5.46  5.50  5.54  5.57
  63                           5.25  5.29  5.34  5.38  5.42  5.47  5.51  5.55  5.59  5.63  5.67
  64                                 5.32  5.37  5.42  5.46  5.51  5.55  5.60  5.64  5.69  5.73  5.77
  65                                       5.40  5.45  5.50  5.55  5.60  5.65  5.70  5.75  5.79  5.84  5.88
  66                                             5.48  5.54  5.59  5.64  5.70  5.75  5.80  5.85  5.91  5.96
  67                                                   5.57  5.63  5.69  5.75  5.80  5.86  5.92  5.97  6.03
  68                                                         5.67  5.73  5.79  5.85  5.92  5.98  6.04  6.10
  69                                                               5.77  5.84  5.91  5.97  6.04  6.10  6.17
  70                                                                     5.88  5.96  6.03  6.10  6.17  6.24

*Age of annuitant at the annuitant's birthday nearest the date as of which annuity payments begin.

                         Continental Assurance Company
                       CNA PLAZA/CHICAGO, ILLINOIS 60685

                            GROUP CONTRACT AMENDMENT

     Group Variable Annuity Contract Number _________________________________ is amended as follows:

     1. Subsection (g) of Section 1.1, titled "Definitions", is amended to read as follows:

               "(g) SEPARATE ACCOUNT OR SEPARATE ACCOUNT (B)

               The assets of the Company in a segregated investment account, titled "Continental Assurance Company Separate Account (B)", established by the Company.

     2.   Section 2.2, titled "Definitions", is deleted.

     3. Sections 1.4, 1.5, 1.6 and 1.7 (2) are amended to reduce the minimum initial monthly annuity payment from $25 to $20.

     4. Section 2.5, titled "Investment of Separate Account", is deleted and the following substituted therefor:

               "2.5 THE SEPARATE ACCOUNT

               All assets of the Separate Account are owned by the Company and the Company shall not be, nor hold itself out to be, a trustee with respect to such assets. The assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account shall not be charged with liabilities arising out of any other business the Company may conduct.

               The Participant's rights under the Contract are nonforfeitable. Each Participant is the sole owner of his Individual Account."

     5. Section 2.6, titled "Value of Accumulation Units", is amended to read as follows:

               "2.6 VALUE OF ACCUMULATION UNITS

               The value of an accumulation unit on any valuation date is equal to the net asset value of the Separate Account divided by the number of accumulation units outstanding. The net asset value of the Separate Account is the market value of all securities and other assets, less liabilities of the Separate Account. Any income tax payable by the Company with respect to the assets of the Separate Account may be included with other liabilities in determining net asset value.

               Deductions will be made by the Company from the Separate Account for investment advisory fees and other charges and expenses under agreements between the Company and the Separate Account which are approved by the vote of a majority of the Participants in accordance with the Investment Company Act of 1940 as amended and which are described in current prospectuses for the Separate Account.

                                      CNA
                                      Logo

                         Continental Assurance Company
                       CNA PLAZA/CHICAGO, ILLINOIS 60685

                            GROUP CONTRACT AMENDMENT

     Group _______________ Annuity Contract Number __________________________ is
amended as follows:

          The last paragraph of Section ________________________________________
          is deleted and the following substituted therefor:

          "No option may be elected which has a certain period longer than the life expectancy of the Participant or the joint lives of the Participant and his spouse at the Effective Annuity Date on the basis of the mortality table used to determine the annuity payments.

          If a Plan adopted by the Contractholder and communicated to the Company provides for a qualified joint and survivor annuity as defined in the Employees' Retirement Income Security Act of 1974, the automatic annuity form under the Contract for each participant to whom such provision is applicable shall be an annuity for the life of the Participant with a survivor annuity for the life of his spouse which is not less than one-half, nor greater than, the amount of the annuity payable during the joint lives of the Participant and his Spouse and which is the actuarial equivalent of a single life annuity for the life of the participant."

Effective date of amendment: APRIL 20, 1977

                                           CONTINENTAL ASSURANCE COMPANY

     /s/ THOMAS R. IGLESKI                 /s/ E. J. NOHA
     -----------------------------         --------------------------
     Corporate Secretary                   Chairman


     -----------------------------         --------------------------
                                           Title


                         ------------------------------
                                   REGISTRAR

                                   [CNA Logo]

                         Continental Assurance Company
                       CNA PLAZA/CHICAGO, ILLINOIS 60685

                            GROUP CONTRACT AMENDMENT

     Group Variable Annuity Contract Number___________________________________
is amended as follows:

          The second paragraph of Section 3.8, titled "Modification or Amendment", is amended by the addition of the following sentence:

          "The Company may amend the Contract to conform to applicable Federal or State laws or regulations or to changes in the operation of the Separate Account which have been approved by vote of the Participants or by the Separate Account Committee."

Effective date of amendment: APRIL 20, 1977

                                           CONTINENTAL ASSURANCE COMPANY


     /s/ THOMAS R. IGLESKI                 /s/ E. J. NOHA
     -----------------------------         --------------------------
     Corporate Secretary                   Chairman


     -----------------------------         --------------------------
                                           Title


                         ------------------------------
                                   REGISTRAR

                                   [CNA Logo]

                                [CAC LETTERHEAD]

                          (herein called the Company)

                                                             GP-

agrees, in accordance with and subject to the provisions hereinafter contained, to make such payments to each Participant, Beneficiary, and contingent annuitant thereof, who may be entitled thereto as herein provided.

                                 Contractholder

This Contract is issued in consideration of the Application herefor, a copy of which is attached to and made a part of this Contract, and of the application by the Contractholder of the deposits hereinafter provided. It provides for
investment in an Equity Fund, and supplements GP-               , which provided
for fixed-value retirement reserves and for the purchase of fixed value retirement benefits and which shall hereinafter be referred to as the "Companion Contract".

Certain annuity benefits may be payable hereunder as Variable Annuities. Future payments under Variable Annuities will fluctuate depending on changes in market value of common stocks held hereto. For a particular annuity of this type, subsequent payments may be higher or lower than initial payments.

This Contract shall be effective at the Contractholder's address at 12:01 A. M. Standard Time from the 1st day of May, 1968 hereinafter called the Effective Date.

The provisions hereinafter set forth on the following pages are hereby made a part of this Contract.

IN WITNESS WHEREOF, the Continental Assurance Company has caused this Contract to be executed this 1st day of May, 1968.



/s/ DONALD E. MORRIS                           /s/ WILLIAM J. HAWKE
--------------------------------               ----------------------------
Assistant Secretary                            Vice President

                              Equity Fund Contract
                               Pooled Equity Fund
                                Non-Contributory
                               Non-Participating
                               Variable Annuities


                           /s/ DAVID R. MILLER
                           -------------------------
                                   Registrar

                                     PART I
                       DEFINITIONS, BENEFITS AND OPTIONS

1.1  DEFINITIONS

     The following terms shall have the meanings indicated, wherever used in this Contract.

     (a) ANNIVERSARY DATE -- A yearly anniversary of the Effective Date, including where applicable the Effective Date itself.

     (b) BENEFICIARY -- The person or persons designated in accordance with this Contract, to receive any death benefit which shall become payable hereunder, other than a contingent annuitant.

     (c) CONTRACT YEAR -- The period of twelve months commencing with an Anniversary Date.

     (d) EFFECTIVE ANNUITY DATE -- The actual date of commencement of an annuity benefit hereunder for a Participant, which shall be any first day of the month designated in advance by the Participant in writing, provided that commencement of annuity benefits shall be automatic on the first day of the month following a Participant's 75th birthday, if no prior date has been designated.

     (e) EMPLOYEE -- Any employee of the Employer, other than temporary or casual.

     (f)  EMPLOYER -- THE BOARD OF EDUCATION OF THE CITY OF CHICAGO

     (g) EQUITY FUND OR EQUITY FUND (B) -- The interest of this Contract in a separate equity investment account, referred to outside this Contract as Separate Account (B), and maintained by the Company for reserves for variable annuity benefits meeting the requirements of Section 403(b) of the Internal Revenue Code of 1954, or sometimes, the totality of assets held by the Company in that account.

     (h) FIXED ANNUITY -- A series of monthly retirement payments under the Companion Contract in an unchanging amount, fully guaranteed by the Company.

     (i) NORMAL ANNUITY FORM -- A monthly retirement annuity, with first payment on the Participant's Effective Annuity Date, and the last payment on the first day of the month of the Participant's death; provided, that if death shall occur before 120 monthly payments shall have been made, the balance of such payments shall be discounted at the reserve rate, and paid to the Beneficiary in one sum.

     (j)  CONTRACTHOLDER -- The entity making application for the Contract.

     (k) PARTICIPANT -- An Employee who has elected in proper form for the Employer to make contributions to purchase annuities under this Contract.

     (l) VALUATION DATE - The last business day of the Company in each Valuation Period.

     (m) VALUATION PERIOD - Any consecutive seven days ending at midnight Friday night, provided such seven days fall in one calendar year; a segment remaining at the beginning or end of a calendar year less than seven days in length shall also be a Valuation Period if containing at least one business day of the Company, with such segment being otherwise considered an extension of the contiguous regular Valuation Period in that year.

     (n) VARIABLE ANNUITY - A series of monthly retirement payments under this Contract in amounts varying from time to time in accordance with actual investment results on the assets held thereto.

     (o)  INDIVIDUAL ACCOUNT - The interest of any Participant in Equity Fund
          (B) consisting of the value of the Accumulation Units attributable to contributions made hereto on his behalf.


1.2  GENDER AND NUMBER

     The masculine gender in this Contract includes the feminine except where otherwise indicated by the context, and the singular number shall to the same extent include the plural.

1.3  DETERMINATION OF BENEFITS

     All benefits under this Contract shall be on a "money purchase" basis. The size of a Participant's Individual Account hereunder will depend on the amount of funds transferred to it, and the subsequent investment experience thereon, as hereinafter provided. The amount of benefit payable to a Participant at any time prior to retirement shall be determined solely by the value of the Participant's Individual Account at that time, as computed by the Company in the manner hereinafter provided.

1.4  RETIREMENT BENEFIT

     A Participant shall be entitled to have provide under this Contract, a monthly Variable Annuity on the Normal Annuity Form, commencing at his Effective Annuity Date, and in an amount purchasable by his Individual Account when applied to the proper single premium table contained in Part IV of this Contract. Provided, that the initial monthly payment must be at least $25.00 in amount; if this condition cannot be met on the Normal Form, nor under any annuity option which the Participant is willing to elect, the value of the Participant's Individual Account shall, at the option of the Participant, be paid in a lump sum, or be transferred to the Companion Contract for payment in accordance with its terms.

     The Company may indicate to each Participant from time to time, the initial monthly annuity on the Normal Form which could be provided at various ages of retirement by an accumulation to those ages at an assumed rate of investment return of the current value of the Participant's Individual Account. However, no Variable Annuity shall be guaranteed by the Company prior to the Effective Annuity Date of the Participant.

1.5  ANNUITY OPTIONS

     A Participant may select any annuity option under this Contract, and make changes therein, at any time, up to 30 days prior to the Effective Annuity Date. A Participant entitled to a Variable Annuity under this Contract may, subject to the following conditions, and with Company consent, elect any annuity option available under the Companion Contract, to be payable under this Contract on a variable basis in lieu of the Variable Annuity on the Normal Annuity Form. Election of the option shall be subject to the same requirements as election of that option under the Companion Contract. The amount of the annuity payable under such an option shall be determined by the Company from the amount of the Participant's annuity on the Normal Annuity Form, from tables actuarially consistent with those in Part IV, and available to the Employer on request. No such option may in any event be elected unless the first payment would be at least $25.00 in amount. Other conditions of payment applicable to each such option shall be set by the Company, and described in the annuity certificate.

     Annuity options under this Contract shall include:

     (1) An annuity payable monthly during the life of the Participant, ceasing with the payment due as of the first day of the month of death;

     (2) An annuity payable monthly to the Participant during his life, and on his death continued for life in the same amount to a contingent annuitant designated by the Participant at retirement;

     (3) An annuity payable monthly during the life of the Participant with the guarantee that if, at the death of the Participant the number of payments made are less than the number set in the election (60, 180 or 240), the remaining payments shall be discounted at the reserve rate and paid to the Beneficiary in a single sum.

     Notwithstanding the foregoing and anything else in this Contract, no annuity benefit may be paid under the Contract on such a basis that installments certain would be payable for a period greater than twenty years.

1.6  DEATH OF PARTICIPANT

     If the death of Participant occurs prior to his Effective Annuity Date, the Company, upon receipt of reasonable evidence of his death, will pay to his Beneficiary a single sum equal to the amount of the Participant's Individual Account determined as of the Valuation Date next preceding the date such evidence is received at its Home Office.

     By written instructions for settlement, a Participant may elect to have the whole or any part of the death benefit paid to a Beneficiary under any of the retirement options in Section 1.5 of this Contract. Each monthly payment to be determined on the basis of the rates shown in the Tables in
     Part IV for the option elected; provided, however, that if such amount would provide less than $25.00 per month, it shall nevertheless be paid in a single sum. If no such election is in force at the time of the Participant's death, such election may be made by, but only for the benefit of, such Beneficiary.

1.7  OTHER TERMINATION

     On a termination of participation hereunder by a Participant other than through death or retirement, the Participant may elect any one of the following options, subject to the conditions given.

     (1)  CASH SETTLEMENT

          The value of the Participant's Individual Account on the Valuation Date next preceding the date written election of such option is received in the Home Office of the Company (coinciding with, if received on a Valuation Date) will be paid to him by the Company in a single sum.

     (2)  ACCUMULATION

          The Participant may allow his Individual Account to remain under the Contract, without further contributions, and with continued full participation in the investment experience hereof, for later payment in a lump sum on written election thereto, or (if at least $25.900 a month initially) as an annuity. Provided, that this option shall be available only if at the effective date of termination, the value of the Individual Account is not less than $2,000.00.

     (3)  TRANSFER

          The Participant may have the value of his Individual Account transferred to the Companion Contract, for retention thereunder according to its terms; or, if the Participant shall have a new employer which has a contract of this same type in force with the Company, the transfer may be to such contract.

     In the event no election is received from a Participant on termination of participation, Option (2) shall be automatic, unless the value of the Individual Account is beneath the minimum, in which event the Company may proceed as though Option (1) had been elected. If the Company does not proceed on the basis of Option (1), Option (2) shall apply. The expression "termination of participation" shall include the non-receipt of minimum contributions by the Company with respect to a Participant for 24 consecutive months.

1.8  COMMITTEE

     The general operation of Equity Fund (B) shall be subject to periodic review by a Committee, elected by the Participants hereunder, together with Participants under similar contracts with the Company. The terms and conditions of the Committee's supervision over Equity Fund (B) is set forth in a Management Agreement between the Company and Equity Fund (B).

                                    PART II

            OPERATION OF EQUITY FUND: PAYMENT OF VARIABLE ANNUITIES

     2.1  APPLICATION

          The Contractholder shall, on the written election by a Participant, made in proper form, direct the Company to place some or all of the contributions made for the Participants in Equity Fund (B) maintained by the Company, in lieu of being retained under the Companion Contract, subject to the provisions of that Contract and to the conditions of this Part. All assets deriving from a contribution placed under this Contract shall, from the next following Valuation Date, be subject to the special provisions of this Part II, as long as those assets remain in Equity Fund (B).

     2.2  DEFINITIONS

          The term "Equity Fund (B)" as used herein shall mean those assets of the Company which are allocated to a separate equity account by the Company, pursuant to this Contract, and to which the earnings and expenses, gains and losses, stemming from the investment thereof, shall be credited or charged without regard to the investment experience on assets of the Company not allocated to said separate account. Equity Fund (B) is a common fund, invested primarily in equities, and shall be available to the Contractholder and to such other non-profit organizations who may be holders of group pension contracts issued by the Company, but only with respect to annuities entitled to tax deferment under Section 403(b) of the Internal Revenue Code.

     2.3  TRANSFERS TO EQUITY FUND (B)

          Current contributions or portions thereof which are designated by the Contractholder for investment in Equity Fund (B) shall be credited to the Equity Fund as of the Valuation Date next following date of receipt by the Company, unless a contribution is received on a Valuation Date, in which event it shall be credited to the Equity
          Fund as of that date. Provided, that the Company shall not be required to make such transfer unless the Contractholder shall have furnished the Company with a detailed list of such contributions showing allocations among the Participants to which such contributions relate. The minimum single contribution allocable to a Participant shall be $10.00.

     2.4  ACCUMULATION UNITS

          The assets of Equity Fund (B) shall, for accounting purposes, be apportioned among equal units which shall be known as Accumulation Units. The interest of this Contract in Equity Fund (B), and in the net earnings, and gains and losses, realized and unrealized, in Equity Fund (B) shall be proportionate to the number of Accumulation Units credited hereto, compared to the total number of Accumulation Units then outstanding. (The monetary value, or fair value, of an Accumulation Unit was set arbitrarily at $1.00000 on June 30, 1966. The fair value at any other Valuation Date is determined from the fair value of the Equity Fund and the number of Units outstanding as hereinafter described.)

     The Company shall credit to this Contract on account of each allocation made hereunder to the Equity Fund, that number of Accumulation Units which a percentage of such allocation will purchase, at the fair value of an Accumulation Unit on the Valuation Date of allocation. The percentage shall be 94%. The 6% balance of such allocation shall not be placed in the Equity Fund, but shall be held by the Company as a part of its regular non-participating assets, for present and future expenses hereto, and for surplus and contingencies.

     The value of each Individual Account under this Contract shall be measured by the number of Accumulation Units held to the credit of that Individual Account. The Company shall maintain records of the Accumulation Units credited to each Individual Account, with the totals for all Individual Accounts hereunder being equal to the interest of this Contract in Equity Fund (B). (For this purpose, Accumulation Units previously transferred to the Variable Annuity account, to be defined, shall be excluded.)

2.5  INVESTMENT OF EQUITY FUND

     The Company shall, from time to time, solely at its own discretion, and without regard to requirements for investment which may pertain to the assets of the Company not allocated to said separate account, invest and re-invest the commingled assets of Equity Fund (B) in common stock, other equities, and (temporarily) in other securities; provided, however, that investments in common stock shall be stock (a) which is listed or admitted to trading on a securities exchange located in the United States or Canada, or (b) which is publicly held and traded in the "over-the-counter" market and as to which market quotations are readily available. Pending anticipated distributions, or forthcoming security purchases, the Company may retain in cash, without liability for interest, such portion of the principal of Equity Fund (B) as is reasonable under the circumstances.

     The Company shall be strictly accountable for all sums held in cash with respect to Equity Fund (B), but shall make no guarantee of the value from time to time of other assets of Equity Fund (B), or the investment results thereof, or the income thereon. All assets of Equity Fund (B) shall be owned by the Company pursuant to this and similar contracts and the Company shall not be, or hold itself out to be, a trustee with respect to such assets.

     All dividends, interest and other investment income received by the Company on assets of Equity Fund (B) shall be immediately credited to Equity Fund
     (B), provided that the Company shall be entitled to deduct from such income as of each Valuation Date which falls in a seven day Valuation Period, an amount equal to .0095825% of the total fair value of Equity Fund (B) on that date, as defined in the Section following, with such deductions being credited by the Company to its regular non-participating assets, for investment expenses and surplus. Deductions for Valuation Periods other than seven days shall be in proportion.

2.6  VALUE OF ACCUMULATION UNITS

     The fair value of Equity Fund (B) as of any given Valuation Date, before deposits of new contributions, or withdrawals for benefits then payable, shall be determined by the Company in the following manner:

     (a) Securities held under Equity Fund (B) if listed on a national exchange, shall be valued according to the sales price of the last transaction on the Valuation Date. If no sale of such a security occurred on the Valuation Date, the value thereof shall be deemed equal to the closing bid on the Valuation Date. Securities not listed on a national exchange, but for which over-the-counter quotations are available, shall be valued at the mean of the closing bid and asked prices at the Valuation Date. Other securities for which sales prices or quoted prices are not available, or are no longer available, and all other investments and property shall be valued at prices considered by the Committee, in its best judgment, to represent the fair value thereof on the Valuation Date.

          For the purposes hereof, sales prices and bid and asked prices reported in newspapers of general circulation or in standard financial periodicals shall be used.

     (b) Changes in holdings of portfolio securities effective on a date of a valuation shall be reflected in that valuation.

     (c) Expenses, including any investment advisory fees, shall be included to date of valuation, and this shall include all accrued but unpaid charges and expenses.

     (d) Dividends receivable shall be included to date of valuation if the underlying security is being traded ex-dividend on that date.

     (e) Interest income and other similar income shall be computed to date of valuation, including accrued interest where a purchaser on that date would be required to pay accrued interest as a part of the purchase price.

     To the aggregate net value so determined, shall be added any uninvested cash balances, and there shall be subtracted any other liabilities, due or accrued. The net amount remaining shall be defined as the fair value of Equity Fund (B) on the Valuation Date. The fair value shall be computed to the nearest cent, and shall be redetermined on each successive Valuation Date in the same manner.

     When the fair value of Equity Fund (B) has been determined on a Valuation Date, the monetary value of an Accumulation Unit on that date shall then be found by dividing the fair value by the number of Accumulation Units outstanding on that date (prior to any new deposits or withdrawals) with respect to all contracts providing for investment in Equity Fund (B), including the Variable Annuity account. The monetary value of an Accumulation Unit shall be computed to the nearest one-thousandth of a cent.

2.7  NUMBER OF ACCUMULATION UNITS

     Except for a revaluation by the Company of the total number and value of all Accumulation Units in Equity Fund (B), the number of Accumulation Units credited to this Contract shall be increased only through allocation of an additional deposit to Equity Fund (B) on a Valuation Date, after the fair value of an Accumulation Unit has been determined for that date. Crediting of investment income or realized capital gains to Equity Fund (B) shall not change the number of Accumulation Units credited to this Contract (or to any other participating contract). Similarly, the number of Accumulation Units hereto shall be decreased only through liquidation of Accumulation Units on a Valuation Date for payment of benefits, or for the transfer of assets to the Group Annuity Fund under the Companion Contract.

2.8  TRANSFERS TO AND FROM COMPANION CONTRACT

     The Contractholder may, through written direction received by the Company at least ten days before the Valuation Date, have any portion of the assets of this Contract in Equity Fund (B) transferred to the Group Annuity Fund under the Companion Contract, provided that assets credited to the Variable Annuity account shall not be transferable, and that such transfers shall be subject to the prior consent of the Company.

     Transfers of sums to this Contract from the Companion Contract may be made on termination of that Contract, and may be made otherwise prior to the Effective Annuity Date under special circumstances with the consent of the Company.

2.9  TERMINATION OF EQUITY PARTICIPATION

     The Contractholder may, as of any Valuation Date, through written notice received by the Company at least ten days before such date, elect to terminate participation of this Contract in Equity Fund (B). Participation of the Contract in Equity Fund (B) shall terminate automatically on the Valuation Date next following termination of the Companion Contract. Participation of the Contract in Equity Fund (B) shall be immediately terminated on any finding by the District Director of the Internal Revenue that the annuity benefits hereunder do not meet the requirements of Section 403(b) of the Internal Revenue Code. On termination, each Participant shall have the same options with respect to his Individual Account as are provided in Section 1.7 of Part I on termination of participation at the election of the Participant, except that the "accumulation" option shall not be available if termination was due to tax disqualification.

2.10 VARIABLE ANNUITIES

     Variable Annuities may be provided eligible Participants from the interest of this Contract in Equity Fund (B), subject to the other provisions of this Contract. Accumulation Units held as reserves for such Variable Annuities shall be separated by the Company from those held for future benefits of actively employed Participants, and credited to a Variable Annuity account. (This account shall also be credited with reserves for Variable Annuities provided under all other similar contracts issued by the Company, with all such reserves held in common.) The Company shall guarantee the mortality and future expense factors of Variable Annuities hereunder, but the investment element shall be directly related to the fair value from time to time of the Accumulation Units in the Variable Annuity account.

2.11 VARIABLE UNITS

     The amount of a Variable Annuity shall be measured in Annuity Units. The number of Annuity Units applicable to each such annuity shall be fixed at the Participant's Effective Annuity Date, and shall not change thereafter, unless the annuity shall be of such a form that the amount would change on the same circumstance if the annuity were a Fixed Annuity.

     The monetary value from time to time of an Annuity Unit shall depend on the current value of an Accumulation Unit, after an adjustment to reflect the annuity reserve interest rate. (The monetary value of an Annuity Unit was defined arbitrarily at $1.00000 on July 1, 1966, and thereafter was revalued on each first day of the month through May 1, 1968 based on the net change in the value of an Accumulation Unit during the preceding month, adjusted for the 3-1/2% per annum assumed earnings rate. Effective with the Valuation Period commencing June 1, 1968, the Annuity Unit was redefined as below, with the value during this Valuation Period being determined from the value May 1, 1968 and the change in the value of the Accumulation Unit in the period April 30 -- May 24, 1968.)

     A single monetary value shall prevail for the Annuity Unit throughout each Valuation Period. The monetary value of an Annuity Unit for each Valuation Period shall be determined from the value during the preceding Valuation Period by multiplying that value by the factor below:

         (Net investment factor for second preceding valuation period)
        ---------------------------------------------------------------
        (Compound interest factor for that period, at 3-1/2% per annum)

     The net investment factor for any Valuation Period shall be defined as the ratio of the monetary value of an Accumulation Unit on the Valuation Date falling in that period, to the monetary value of an Accumulation Unit on the Valuation Date falling in the next preceding Valuation Period.

2.12 PURCHASE OF VARIABLE ANNUITIES

     As of the Valuation Date immediately prior to a Participant's Effective Annuity Date (or coincident with, if also a Valuation Date) the number of Accumulation Units in a Participant's Individual Account shall be withdrawn by the Company from the account representing the regular interest of the Contract in Equity Fund (B) and credited by the Company to the Variable Annuity Account. (To this shall be added the net value of any current contribution received from the Participant, but not credited to the Equity Fund.) A Participant's initial annuity payment shall then be determined by dividing the value of his Individual Account as determined on the second preceding Valuation Date before the Effective Annuity Date by the appropriate single premium contained in Part IV of this Contract. The Participant's Variable Annuity shall then be translated into a permanent, fixed number of Annuity Units by dividing the initial annuity payment in dollars by the monetary value of an Annuity Unit during the Valuation Period in which the Effective Annuity Date falls, with the result computed to the nearest one hundredth of a unit.

2.13 PAYMENT OF VARIABLE ANNUITIES

     Each Variable Annuity shall be paid to the Participant by the Company on the continuously varying basis previously defined. Prior to the due date of each Variable Annuity payment, the Company shall determine the monetary amount to be then payable by multiplying the number of Annuity Units provided by the Variable Annuity, by the monetary value of an Annuity Unit during the Valuation Period in which the due date falls, and taking the product to the nearest cent.

     The Company shall guarantee the continued payment in full of the Annuity Units on each Variable Annuity under this Contract, for the payment period of the form of annuity involved. Not less frequently than once annually, the Company shall make a valuation of all Variable Annuities in course of payment hereunder. Any sum in excess of required reserves for future benefits and anticipated expenses may be removed by the Company from Equity Fund (B) and added to its non-participating surplus account. Any reserve deficiency shall be met by the Company through a transfer of the required sum from its general non-participating surplus to Equity Fund (B) for crediting to the Variable Annuity account of this Contract.

2.14 SINGLE SUM SETTLEMENTS UNDER VARIABLE ANNUITIES

     In the event that remaining guaranteed payments become payable in a single sum to a Beneficiary, the amount of the payment shall be found by first obtaining the single sum in terms of Annuity Units, by multiplying the amount of the annuity in Annuity Units, and the present value factor at 3-1/2% per annum compound interest. The monetary amount of the settlement will then equal the amount in Annuity Unit times the monetary value of an Annuity Unit at the effective date of settlement.

2.15 TERMINATION OF MANAGEMENT AGREEMENT

     In the event that the Committee, pursuant to the provisions of the Management Agreement between the Company and Equity Fund (B), shall terminate the Management Agreement, the Company shall proceed as follows with respect to the interest of the Contractholder and Participants in Equity Fund (B). All assets of Equity Fund (B) shall be immediately liquidated by the Company. The values of the Individual Accounts of all Participants who have not retired, shall be paid to those Participants by the Company as soon as practicable thereafter. Provided that each such Participant shall have the option of requesting that his share in the proceeds be transferred to the Companion Contract (if being continued) or to a regular non-participating department of the Company, for application to provide a deferred fixed annuity. The equitable shares in the proceeds of the Variable Annuity account shall be transferred by the Company to its regular non-participating department, and applied to provide fixed annuities to all retired Participants, in the same form, and on the same actuarial reserve bases as the Variable Annuities then in effect for the retired Participants. To the extent permitted by the proceeds from liquidation, the amount of each fixed annuity shall be the same as the last variable payment received under it.

                                    PART III

                               GENERAL PROVISIONS


3.1  ASSIGNMENT OF BENEFITS

     The interest of either a Participant or a Beneficiary under this Contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation, or for any other purpose, to any person other than the Company. Such interest, benefits and payments shall not be subject to any legal process to levy upon or attach the same, for payment of any claim against any Participant or Beneficiary.

3.2  CERTIFICATES

     When a Participant becomes entitled to an annuity benefit hereunder, the Company will issue an individual certificate to the annuitant describing the benefit.

3.3  ENTIRE CONTRACT

     The Contract and the Application, a copy of which is attached hereto, shall constitute the entire contract between the parties with respect to Equity Fund (B) and Variable Annuities.

3.4  FACILITY OF PAYMENT

     In the event that the Company deems the recipient of any payment hereunder to be legally incompetent, the Company shall have the right, in settlement of full liability thereto, to make the payment to such guardian, relative or other person who in the Company's opinion is contributing toward the support of the recipient.

     If a benefit is due on the death of a Participant, and no Beneficiary shall be named, or if the named Beneficiary shall not survive, the Company may, in full discharge of its liability, pay such benefit to any one or more of surviving spouse, parents, children, brother or sister.

3.5  EXCLUSION OF ADDITIONAL UNITS

     The Contractholder may, with the permission of the Company, include additional divisions, subsidiaries or other units under the control of the Contractholder, effective from any Anniversary Date.

3.6  INFORMATION

     The Contractholder shall furnish the Company in writing at its Home Office with the names and other data reasonably necessary for the administration of this Contract, and shall notify the Company of all changes affecting this Contract promptly in writing at its Home Office. The Company shall have no liability for the payment of any benefit with respect to which the Contractholder or a Participant has refused to furnish required information or to submit necessary forms.

3.7  MISSTATEMENTS AND ERRORS

     If the date of birth or other information affecting the amount of a benefit or premium is determined by the Company to have been misstated, adjustments shall be made by the Company so as to conform with the true facts. If the amount of an annuity has been understated, a single sum shall be paid to the annuitant equal to the total in dollars of the errors in annuity payments made; if an overstatement, annuity payments shall be suspended until the overpayment in dollars is recovered.

3.8  MODIFICATION OR AMENDMENT

     This Contract cannot be modified or amended, nor its provisions waived or extended, in any respect, except with the written consent of the Company, in compliance with the laws of the state in which this Contract is issued. Such written consent must be signed by the President; a Vice-President, the Secretary or an Assistant Secretary of the Company whose authority will not be delegated.

     With the written consent of the Company, the Contractholder may, at any time and from time to time, amend this Contract in any respect, without the consent of any Participant; provided that no such amendment shall deprive the Participant of any right to benefits accrued under this Contract as of the effective date of such amendment.

3.9  NON-PARTICIPATING

     This Contract is non-participating, and shall be held with the other non-participating business of the Company.

3.10 PROOF OF AGE

     Notwithstanding the other provisions of this Contract, no annuity shall be paid unless and until proof of date of birth for the Participant has been submitted to and accepted by the Company.

3.11 RESERVES

     Reserves for Variable Annuities shall be computed on the Group Annuity Table for 1951 adjusted and projected, with interest at three and one-half per cent per annum.

3.12 REVISION OF RATES

     The Company reserves the right to revise the annuity premiums herein or to change the deduction made from new allocations, subject to the following provisions. No revisions shall be made with respect to annuities in course of payment, nor shall any revision be made with respect to the deduction from allocation of Participants who are covered during the first five contract years. No revision in premium rates shall be made with respect to Participants born prior to January 1, 1907. Further, the Company guarantees that the rates applicable to other Participants covered in the first five contract years shall not exceed the rates resulting from the following modifications of those of Table 4.1:


     For Participants Born in Period               Adjustment
     -------------------------------               -----------------------------
     1-1-07 to 12-31-16, inclusive                 Rate down one year in age.

     1-1-17 to 12-31-26      "                     Rate down two years in age.

     1-1-27 and later                              Rate down three years in age.


     Notwithstanding the foregoing, the Company does not in any event guarantee the annuity rates of this Contract with respect to any funds which the District Director of Internal Revenue finds not to meet the requirements of
     Section 403(b) of the Internal Revenue Code.

3.13 SETTLEMENTS ON DEATH

     Each Participant shall name a Beneficiary, with respect to any benefit payable hereunder on the death of the Participant. Designations of Beneficiary shall be made in writing, and shall be held by the Employer, except for those to be applicable after the retirement of a Participant, which shall be filed with the Company, in a form satisfactory to the Company.

     A Participant may change a designation of Beneficiary at any time through a similar procedure. Provided that if a change is required to be filed with the Company, then on filing it shall relate back to and take effect as of the date signed, without prejudice to the Company on account of any payments made by it before receipt of such request.

3.14 ANNUAL REPORTS AND CERTIFICATES

     The Company will furnish each Participant hereunder not less frequently than annually a statement in writing as to the current value of his Individual Account.

     On the commencement hereunder of an annuity benefit, the Company will issue to the Participant a certificate or endorsement describing the benefit then effective.

                                    PART IV

                                   TABLE 4.1

       Single Premium To Provide An Immediate Monthly Variable Annuity On
                The Normal Annuity Form With First Payment $1.00

         Retirement                   Single Premium
            Age                 Male                 Female
         ----------             ----                 ------
            55                $189.14               $211.49
            56                 185.25                207.50
            57                 181.33                203.43
            58                 177.40                199.30
            59                 173.46                195.11

            60                 169.52                190.86
            61                 165.58                186.57
            62                 161.65                182.24
            63                 157.74                177.88
            64                 153.88                173.51

            65                 150.07                169.14
            66                 146.34                164.78
            67                 142.70                160.46
            68                 139.17                156.19
            69                 135.76                151.99

            70                 132.48                147.88
            71                 129.33                143.87
            72                 126.35                140.00
            73                 123.55                136.30
            74                 120.95                132.79

            75                 118.54                129.49

These premiums are guaranteed for all variable annuity purchases under Section
2.12 of the Contract for Participants born prior to January 1, 1907, subject to the provisions of Section 3.12. Premiums for annuity options shall be determined on the same actuarial bases as would be applicable to the Normal Annuity Form for that Participant.

The above premiums are applicable where the Company is not required to pay a state premium tax at the time of annuity purchase. Where such a tax is payable, the premiums shall be increased by the amount of tax.